Exhibit 99.1

PRESS RELEASE — For Release:

July 17, 2003

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack

President & Chief Executive Officer

570-523-4301

bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports Second Quarter Earnings

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ:SUBI) today reported second quarter 2003 net income (unaudited) of $1,690,000, a decrease of 12.9% compared to the second quarter of 2002 which was adjusted for the effects of goodwill amortization in 2002.  Earnings per share for the quarter were $0.23 basic, as compared to $0.27 basic per share for the second quarter of 2002.

Year-to-date net income (unaudited) for the period ended June 30, 2003 was $3,724,000, an increase of 6.6% over the same period of 2002. Earnings per share for the six-month period were $0.52 basic, an increase of 6.1% over the six months of 2002.

The 2002 quarterly earnings restatement was required by SFAS No. 147, which was adopted on October 1, 2002.  Comparative information for the years 2003 and 2002 is impacted by the acquisition of Bank Capital Services Corporation in January 2003 and Mid Penn Insurance Associates, Inc. in April 2003, which combined provided pre-tax income of $40,000 for the second quarter of 2003.

“We began a process three years ago of focusing on a strategy built around delivering solutions to client needs while concurrently diversifying our income sources.  In 2000 Sun was highly dependent upon changes in interest rates and the impact of commodity pricing in the financial services industry.  This past year interest rates declined to record levels.  Our strategy of diversifying revenue sources has been successful; noninterest income has grown to 16% of the total revenue and has grown threefold over the last three years.  Our new income streams in title insurance, leasing, cash management, insurance and enhanced trust services are all adding significantly to our performance.  Low interest rates remain a concern, and we are actively managing expenses and our interest rate posture,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “We are adjusting our guidance for 2003 to a range of $0.95 to $1.05 earnings per share.  The low end of this guidance represents a 7% increase over 2002 and the high end represents an 18% increase in fully diluted earnings per share.”

Mr. McCormack also announced plans to consolidate two branches.  The Squire Hays branch, which is located in the Williamsport, Pennsylvania area will be consolidated with the Newberry branch and the Glen Lyon branch in Luzerne County, Pennsylvania will be consolidated with the Nanticoke branch.  The offices are in close proximity to other branches, and Sun management is confident that they can continue to effectively serve the customers of those branches.

“We regularly review our branch network to maximize its efficiency and to ensure effective use of resources.  Both branches are within about four miles of existing branches and it made good business sense to consolidate the offices,” commented Mr. McCormack.

“We continue to remain focused on our core strategy of building customer relationships based on sound advice and providing need-based solutions.  The benefits of this value-added strategy are apparent in our strong fee income growth in which we experienced a 24% increase in wealth management income and a 49% increase in deposit service charges,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “In addition, we experienced increased income from the sale of residential mortgages, as we transitioned in 2002 from holding most residential mortgages in our portfolio to selling the majority on the secondary market.”

Net interest income totaled $5,924,000 for the second quarter of 2003, a decrease of 12.0% from the same quarter of 2002. The net interest margin for the quarter was 2.77% as compared to 3.35% for the second quarter of 2002.  Despite modest loan growth in the quarter, net interest margins continue to be squeezed in this low and declining interest rate environment. On June 30, 2003, Sun entered into a derivative transaction as an integral part of its asset liability management process.  The notional amount of the transaction is $100 million.

Delinquencies declined as nonperforming loans totaled 0.57% of total loans at June 30, 2003 as compared to 0.63% at June 30, 2002.  The Loan and Lease Loss Reserve was 1.17% of total loans at June 30, 2003 and 2002.

“Credit quality continues to be a strength at Sun.  Despite a challenging national economic environment and strong loan growth during 2002, Sun’s disciplined credit standards enable us to maintain strong credit quality through economic cycles,” stated Mr. McCormack.

Earnings were enhanced by non-interest income improvements. Non-interest income for the second quarter 2003, excluding securities gains, amounted to $2,468,000, an increase of 61.2% from the second quarter of 2002; for the six-months of 2003 non-interest income, excluding securities gains, was $4,862,000, an increase of 90.2% over the six-month period of 2002. Deposit service charges, Bank Owned Life Insurance and income from recently acquired Mid Penn Insurance and Bank Capital subsidiaries contributed significantly to the non-interest income growth for the second quarter and six-months of 2003. Total non-interest income, as a percent of total income, for the second quarter and six-month period of 2003 rose to 16.0% and 16.1% respectively from 9.8% and 8.4% during the comparable periods of 2002, excluding securities gains. For the quarter and six-month period Sun recognized $1,001,000 and $2,497,000, respectively, in security gains as the portfolio was restructured to take advantage of the current rate environment, by leveling the future cash flow from the investment portfolio over the next three years and shortening maturities.

Non-interest expense for the quarter and six-month period of 2003 was $7,063,000 and $13,626,000, respectively, representing increases of 30.1% and 31.9%, respectively, from the second quarter and six-month period of 2002.  Costs associated with outsourcing operational processing, certain support functions and the acquisitions of Bank Capital and Mid Penn Insurance are the principal causes of this increase.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 25 branches in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Sentry Trust Company during the third quarter of 2003.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

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